Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 9, 2013 (the “Effective Date’”) between (a) ROGERS COMMUNICATIONS INC., with its principal place of business at 333 Bloor Street East, Toronto, Ontario M4W 1G9 (“Lender”), and (b)(i) YODLE, INC. (f/k/a NATPAL, INC.), a Delaware corporation with its chief executive office located at 50 West 23rd Street, 4th Floor, New York, New York 10010 (“Yodle”), (b)(ii) PROFITFUEL, INC., a Delaware corporation with its chief executive office located at 12234 N I H 35, Bldg B, Austin, Texas 78753 (“ProfitFuel”), and (b)(iii) LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC., a Delaware corporation (“Lighthouse” and, together with Yodle and ProfitFuel, jointly, severally, individually and collectively, the “Borrower”), provides the terms on which Lender shall lend to Borrower and Borrower shall repay Lender. The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lender the outstanding principal amount of the Term Loan and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan.

(a) Availability. Lender shall make one (1) term loan available to the Borrower in an amount equal to fifteen million dollars ($15,000,000) on the Effective Date (the “Term Loan”) subject to the terms and conditions of this Agreement, provided, that the proceeds of the Term Loan shall fund the entirety of the Refinancing.

(b) Interest Period. Commencing on the first Payment Date of the month following the month in which the Effective Date of the Term Loan occurs and continuing on each Payment Date thereafter, Borrower shall make monthly payments of interest, in arrears, on the outstanding principal amount of the Term Loan at the rate set forth in Section 2.2(a).

(c) Termination; Repayment. The Term Loan matures on the Maturity Date, when the outstanding principal amount of the Term Loan, the unpaid interest thereon, and all other outstanding Obligations with respect to the Term Loan shall be immediately due and payable.

(d) Mandatory Prepayment upon an Acceleration. If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lender an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest under the Term Loan and (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Permitted Prepayment. So long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all or any portion of the Term Loan, provided Borrower (i) provides written notice to Lender of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment and (ii) pays, on the date of such prepayment (A) all accrued unpaid interest on the amount of principal being prepaid and (B) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Term Loan.

(a) Term Loan. Subject to Section 2.2(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate equal to five percent (5.0%), which interest shall be payable monthly in accordance with Section 2.2(e) below.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum equal to seven percent (7.0%) (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Reserved

(e) Payments. Unless otherwise provided, interest is payable monthly on the Payment Date of each month. Payments of principal and/or interest received after 12:00 noon Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Lender Expenses. Lender shall provide Borrower with invoices with reasonably supporting detail for all Lender Expenses incurred through the delivery thereof at least three (3) days prior to the Closing Date. Borrower shall pay to Lender all Lender Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Term Loan. Lender’s obligation to make the Term Loan is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) Duly executed counterparts to the Loan Documents to which it is a party;

(b) Duly executed counterparts to the Control Agreement referenced in Section 5.2 below;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Duly executed counterparts to the completed Borrowing Resolutions for Borrower;

(e) Lender shall have received certified copies, dated as of a recent date, of financing statement searches, as Lender shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Term Loan, will be terminated or released;

(f) Borrower shall have delivered a customary legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed counterparts thereto;

(g) Borrower shall have delivered evidence satisfactory to Lender that the insurance policies required by Section 6.2 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Lender;

(h) Borrower shall have paid the Lender Expenses then due as specified in Section 2.3 hereof and in the invoices delivered thereunder;

(i) The MSA Amendment shall be effective; and

(j) The Information Rights Agreement shall be effective.

3.2 Covenant to Deliver. Borrower agrees to deliver to Lender each item required to be delivered to Lender under this Agreement as a condition to the Term Loan. Borrower expressly agrees that the extension of the Term Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.

3.3 Procedures for Borrowing the Term Loan. Subject to the prior satisfaction of all other applicable conditions to the making of the Term Loan set forth in this Agreement on the Effective Date, Borrower shall deliver to Lender one (1) Business Day prior to the Effective Date, by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Lender may rely on any telephone notice given by a person whom Lender believes is a Responsible Officer or designee. Lender may make the Term Loan under this Agreement based on instructions from a Responsible Officer or his or her designee.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

(a) Borrower hereby grants Lender, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (the “Security Interest”). Borrower represents, warrants, and covenants that, subject to the filings described in Section 4.2, the Security Interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral to the extent such Security Interest is perfected by the filing of a financing statement (subject only to Permitted Liens). In the event that any holder of

Permitted Senior Debt releases its lien on certain (but not all or substantially all of the) assets of the Borrower in order to dispose of such assets, then the Lender’s lien on such assets shall concurrently be released. If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

(b) If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations, Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lender under the Code. Such financing statements may describe the Collateral as “all personal property of the debtor, whether now owned or hereafter acquired” or use words of similar import.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization.

(a) Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Lender a completed perfection certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Lender that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lender of such occurrence and provide Lender with Borrower’s organizational identification number.

(b) The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral.

(a) Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Deposit Accounts other than the deposit accounts with Bank, and the Deposit Accounts, if any, described in the Perfection Certificate delivered to Lender in connection herewith, or of which Borrower has given Lender notice necessary for Lender to take the appropriate actions to ensure Lender obtains a perfected security interest under a Control Agreement acceptable to Borrower and Lender. The Accounts are bona fide, existing obligations of the Account Debtors.

(b) The Collateral is not in the possession of any third-party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate, as Borrower has given Lender notice pursuant to Section 6.6, or as Borrower is not required to provide notice pursuant to Section 6.6. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any material portion of the Collateral to a bailee and any holder of Permitted Senior Debt requires the delivery of a bailee agreement with respect thereto, then Borrower will use commercially reasonable efforts to have the bailee execute and deliver a bailee agreement to Lender.

(c) Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property. Borrower shall provide written notice to Lender within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Lender if Lender determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

(d) Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to result in a Material Adverse Change on Borrower’s business.

5.3 Litigation. Except as set forth in the Perfection Certificate, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than five hundred thousand dollars ($500,000), or under the USA PATRIOT Act of 2001.

5.4 No Material Deterioration in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lender, (i) were prepared under GAAP, consistently applied (except that any unaudited financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto which may be required in accordance with

GAAP) and (ii) fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been a Material Adverse Change on the Borrower since the date of the most recent financial statements submitted to Lender.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied with the Federal Fair Labor Standards Act, other than any non-compliance that could not reasonably be expected to result in a Material Adverse Change on the Borrower. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally or could not reasonably be expected to result in a Material Adverse Change on the Borrower. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, unless the failure to so obtain consents, approvals and authorizations, make such declarations or filings, or give such notices could not reasonably be expected to have a Material Adverse Change on the Borrower. The Borrower represents and warrants that there are no labor, ERISA or pension plan violations or other material employee-related disputes, grievances, arbitrations, unfair labor practices or litigation, except to the extent that could not reasonably be expected to result in a Material Adverse Change on the Borrower.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Except as set forth in the Perfection Certificate or as could not reasonable be expected to result in a Material Adverse Change on the Borrower, Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Except as set forth in the Perfection Certificate or as could not reasonable be expected to result in a Material Adverse Change on the Borrower, Borrower has no knowledge of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Except as could not reasonably be expected to result in a Material Adverse Change on the Borrower, Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely for (i) within five (5) days of the Effective Date, the Refinancing and (ii) thereafter, to fund its general business requirements, and not for personal, family, household or agricultural purposes.

5.10 Capitalization.

(a) Immediately prior to the Closing Date, the authorized capital stock of Yodle will consist of 147,000,000 shares of Common Stock, of which 35,430,874 shares are issued and outstanding and 85,431,561 shares of Preferred Stock, 25,224,914 of which are designated Series A Preferred Stock (“Series A Preferred”), 24,913,495 of which are issued and outstanding, 21,305,114 of which are designated Series B Preferred Stock (“Series B Preferred”), 21,164,021 of which are issued and outstanding, 15,837,919 of which are designated Series C Preferred Stock (“Series C Preferred”), all of which are issued and outstanding, 16,723,034 of which are designated Series D Preferred Stock (“Series D Preferred”), 14,394,800 of which are issued and outstanding, 4,673,913 of which are designated Series E Preferred Stock (“Series E Preferred”), 3,804,348 of which are issued and outstanding, and 1,666,667 of which are designated Series F Preferred Stock (“Series F Preferred”), all of which are issued and outstanding. The Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred have the rights, preferences, privileges and restrictions set forth in Yodle’s Fifth Amended and Restated Certificate of Incorporation as filed on February 27, 2013 (the “Certificate of Incorporation”), and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.

(b) The outstanding shares of Yodle’s capital stock have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c) Yodle has reserved:

(i) 85,431,561 shares of Common Stock (as may be adjusted in accordance with the provisions of the Certificate of Incorporation) for issuance upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred;

(ii) 200,553 shares of Common Stock for issuance upon the conversion of Common Stock warrants, 311,419 shares of Series A Preferred for issuance upon the conversion of Series A Preferred warrants, 141,093 shares of Series B Preferred for issuance upon the conversion of Series B Preferred warrants, 2,328,234 shares of Series D Preferred for issuance upon conversion of Series D Preferred warrants.

(iii) 30,953,663 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2007 Equity Incentive Plan, under which 2,000,000 shares have been issued pursuant to restricted stock purchase agreements, 21,647,393 options to purchase shares are issued and outstanding as of the date of this Agreement, 4,538,830 shares have been issued pursuant to exercised options and 2,767,440 options to purchase shares are available for issuance as of the date of this Agreement.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Borrower Status. The Borrower represents and warrants that there are no breaches or violations of any of the terms or provisions of any loan agreements or instruments to which the Borrower is a party or by which it is bound, which breaches or violations could reasonably be expected to have a Material Adverse Change on the Borrower. The Borrower represents and warrants that it has not received any written notice of an event of default from Bank under the Bank Loan Agreement and that no Responsible Officer has knowledge of any material event of default on the date hereof under the Bank Loan Agreement.

5.13 Bank Loan Agreement. The Borrower represents and warrants that the Borrower has provided Lender with true and correct copies of the Bank Loan Agreement.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Financial Statements, Reports, Certificates.

(a) Deliver to Lender: (i) as soon as available, but no later than thirty (30) days after the last day of each of the Borrower’s fiscal quarters, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form of presentation reasonably acceptable to Lender; and (ii) as soon as available, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm.

(b) Within thirty (30) days after the last day of each of the Borrower’s fiscal quarters, deliver to Lender with the quarterly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Within five (5) Business Days of receipt of notice of the occurrence of any payment default or event of default or any acceleration under any document, instrument or agreement evidencing or relating to any Permitted Senior Debt, the Borrower shall provide Lender with a copy of any such notice of default received by Borrower.

6.2 Insurance. Keep its business and the Collateral insured for risks and in amounts as required under the Bank Loan Agreement and any replacement thereof. Insurance policies shall be in a form, with companies, and in amounts that are acceptable under the Bank Loan Agreement and any replacement thereof. All property policies shall have a lender’s loss payable endorsement showing Lender as lender loss payee and waive subrogation against Lender, and all liability policies shall show, or have endorsements showing, Lender as an additional insured. Borrower shall give Lender the notice required under the Bank Loan Agreement and any replacement thereof before, to Borrower’s knowledge, such insurer cancels, amends, or declines to renew any of Borrower’s property or liability policies. At Lender’s request, Borrower shall deliver copies of insurance policies and evidence of all premium payments. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy toward the replacement or repair of destroyed or damaged property or to reinvest such proceeds for the purchase of any other assets; provided that any such replaced or repaired property or assets so purchased shall be deemed Collateral in which Lender has been granted at least a second priority security interest (subject to Permitted Liens) and after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank in accordance with the Subordination Agreement between Lender and Bank or in the discretion of Bank be distributed to Borrower for repair, restoration or reinvestment as provided above or, if there is no Bank, then payable in the discretion of Lender to the Obligations, or to the Borrower for repair, restoration or reinvestment.

6.3 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Lender, without expense to Lender, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Lender with respect to any Collateral or relating to Borrower.

6.4 Further Assurances. Execute any further instruments and take further action as Lender reasonably requests to perfect or continue Lender’s Lien in the Collateral or to effect the purposes of this Agreement.

6.5 Protection and Registration of Intellectual Property Rights. No later than thirty (30) days after the end of each month, the Borrower shall provide Lender with a list of all registered Patents, Trademarks, Copyrights, or mask works that it obtained in such prior month, provided the timing of such delivery will be adjusted to conform to the requirements of the Bank Loan Agreement and any replacement thereof. In accordance with Section 6.4 above, the Borrower shall execute such intellectual property security agreements and other documents and take such other actions as Lender shall reasonably request in its good faith business judgment to perfect and maintain a perfected security interest in favor of Lender in such property. Notwithstanding anything in this Section 6.5 to the contrary, Borrower shall, provide Lender with no less than five (5) Business Days prior notice (or promptly upon discovery thereof) of any security filings related to Intellectual Property under any other Indebtedness to the extent known to the Borrower.

6.6 Changes in Business, Management, Ownership, or Business Locations. Borrower shall provide written notice to Lender within thirty (30) days of doing any of the following: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than five hundred thousand dollars ($500,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Lender’s prior written consent:

7.1 Reserved.

7.2 Reserved.

7.3 Reserved.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, other than Permitted Liens.

7.6 Distributions, Investments.

(a) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or

(b) directly or indirectly pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities, or otherwise in exchange thereof; (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of current and former directors, employees, or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of five hundred thousand dollars ($500,000) per fiscal year.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (a) in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person or (b) in the case of debt or equity financings and executive compensation, have been approved by the majority of the disinterested members of the board of directors of Yodle.

7.8 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of the Term Loan for that purpose; permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur or otherwise fail to comply with the requirements of ERISA, except to the extent that could not reasonably be expected to result in a Material Adverse Condition on the Borrower; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.9 Subordinated Debt.

(a) Make or permit any payment on any Subordinated Debt, except (1) under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (2) the payments identified on Schedule 7.9 hereto;

(b) Amend any provision in any document relating to the Subordinated Debt which would materially and adversely affect the subordination thereof to Obligations owed to Lender.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to make any payment of principal or interest on the Term Loan or pay any other Obligations within ten (10) Business Days after such Obligations are due and payable (which ten (10) Business-Day grace period will not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default.

8.2 Covenant Default.

(a) Borrower violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default. Grace periods provided under this Section shall not apply, among other things, to the covenants set forth in subsection (a) above.

8.3 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with Lender or Lender’s Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; or (d) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within thirty (30) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower.

8.4 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days.

8.5 Other Agreements. There is: (A) a default with regard to principal under: (i) the Bank Loan Agreement or (ii) any agreement in respect of Permitted Senior Debt (other than in respect of purchase money Liens or capital lease obligations) sharing the same Collateral as the Lender; (B) an acceleration under: (i) the Bank Loan Agreement, (ii) any agreement in respect of Permitted Senior Debt (other than in respect of purchase money Liens or capital lease obligations) sharing the same Collateral as the Lender, or (iii) under any agreement (other than earnouts or seller notes) which constitutes Other Junior Debt that has a principal amount in excess of two million dollars ($2,000,000).

8.6 Judgments. A final, non-appealable judgment or judgments in a court or courts of competent jurisdiction for the payment of money in an amount, individually or in the aggregate, of at least five hundred thousand dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days after payment is due.

8.7 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement in this Agreement, any Loan Document or in any writing delivered to Lender or to induce Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made.

8.8 Change of Control. A Change of Control occurs.

8.9 Refinancing. The Refinancing has not occurred within five (5) days of the Effective Date.

9	LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Lender may, without notice (other than as set forth in Section 9.1(f)) or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Lender);

(b) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lender considers advisable, notify any Person owing Borrower money of Lender’s security interest in such funds, and verify the amount of such account;

(c) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral, if Lender requests and make it available as Lender designates. Lender may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lender’s rights or remedies;

(d) Reserved.

(e) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Upon the occurrence and during the continuance of an Event of Default, Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lender’s benefit;

(f) deliver a notice of control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral, but only after providing Borrower with at least five (5) days prior written notice of Lender’s intention to deliver such notice of control, entitled order, or other directions or instructions;

(g) demand and receive possession of Borrower’s Books; and

(h) exercise all rights and remedies available to Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Subject to the provisions of the Subordination Agreement, Borrower hereby irrevocably appoints Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Lender or a third party as the Code permits. Borrower hereby appoints Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Lender’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full; provided, that Lender shall have given Borrower prior notice of, and a reasonable chance to review, such documents. Lender’s foregoing appointment as Borrower’s attorney in fact, and all of Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid, and shall thereupon terminate automatically.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.2 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lender may obtain such insurance or make such payment, and all amounts so paid by Lender are Lender Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Lender will provide Borrower with notice of Lender obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lender are deemed an agreement to make similar payments in the future or Lender’s waiver of any Event of Default.

9.4 Lender’s Liability for Collateral. So long as Lender complies with applicable law (including, without limitation, Section 9-207 of the Code), this Agreement and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lender, Lender shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5 No Waiver; Remedies Cumulative. Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lender and then is only effective for the specific instance and purpose for which it is given. Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Lender has all rights and remedies provided under the Code, by law, or in equity. Lender’s exercise of one right or remedy is not an election, and Lender’s waiver of any Event of Default is not a continuing waiver. Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.6 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail (with a return email acknowledging receipt) or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Lender or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Yodle, Inc. 50 West 23rd Street, 4th Floor New York, New York 10010 Attn: Chief Financial Officer Fax: (212) 542-5445 Email: mgordon@yodle.com

with a copy to:	Choate, Hall & Stewart LLP 2 International Place Boston, Massachusetts 02110 Attn: Brian D. Goldstein Fax: (617) 248-4000 Email: bgoldstein@choate.com

If to Lender:	Rogers Communications Inc. 333 Bloor Street East, 10th Floor, Toronto, Ontario, M4W 1G9 Attn: General Counsel Fax: (416) 935-3548

with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, California 90071 Attn: Thomas Ivey Fax: (650) 798-6549 Email: thomas.ivey@skadden.com

11	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that if for any reason Lender cannot avail itself of such courts in the State of New York, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE LENDER’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Neither Borrower nor Lender may assign this Agreement or any rights or obligations under it without the other party’s prior written consent (which may be granted or withheld in such party’s discretion); provided, that Lender may assign this Agreement and any rights or obligations under it to any direct or indirect parent or Subsidiary.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lender Expenses incurred, or paid by Lender from, following, or arising from transactions between Lender and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Lender’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Lender and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., e-mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lender shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information, Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lender’s Subsidiaries or Affiliates; (b) as required by law, regulation, subpoena, or other order; (c) to Lender’s regulators or as otherwise required in connection with Lender’s examination or audit; and (d) as Lender considers necessary in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no breach of Lender’s confidentiality obligations; or (ii) is disclosed to Lender by a third party, if Lender does not know that the third party is prohibited from disclosing the information.

12.9 Right of Set Off. Borrower hereby grants to Lender, a lien, security interest and right of set off as security for all Obligations to Lender, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Lender (including a Subsidiary of Lender) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.10 Subordination.

(a) In accordance with a certain Subordination Agreement by and among the Borrower, the Lender and the Bank dated on or around the date hereof (the “Subordination Agreement”), the Lender has subordinated any security interest or lien that Lender may have in any property of the Borrower to the security interest of the Bank in all assets of the Borrower, notwithstanding the respective dates of attachment or perfection of the security interest of the Lender and the Bank. The Lender agrees to execute and deliver from time to time a new subordination agreement in substantially the form of the Subordination Agreement, or a confirmation of the terms of the Subordination Agreement or replacement thereof, promptly (and in any event within five (5) Business Days) upon written request in connection with any refinancing, amendment, or restatement of the Obligations.

(b) The Lender agrees to, in good faith, negotiate, execute and deliver from time to time a subordination agreement on terms reasonably requested (it being agreed that the terms of the Subordination Agreement are reasonable) by any holder or prospective holder of Permitted Senior Debt to provide for the subordination of the Obligations to such Permitted Senior Debt within fifteen (15) days after receiving an initial draft of such agreement; provided that notwithstanding the foregoing, if such agreement is in form and substance substantially in the form of the Subordination Agreement, Lender shall execute such agreement within five (5) Business Days of written request from Borrower.

12.11 Joint and Several Obligations. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Obligations.

Any Indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations but may be paid in the ordinary course of business or as otherwise permitted hereunder. If any amount shall be paid to any Borrower erroneously or in violation of the provisions of this Agreement on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such Indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Borrower and shall, subject to the terms of the Subordination Agreement, forthwith be paid to the Lender to be credited against the payment of the applicable Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Subordination Agreement.

13	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“2007 Equity Incentive Plan” is Yodle’s 2007 Equity Incentive Plan.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Asset Sale” is the sale or other disposal (i) of any Investments or (ii) of all or substantially all of the assets of a Person or of assets constituting a business unit, a line of business or division of any Person.

“Bank” is Silicon Valley Bank, a California corporation, provided that if Borrower is no longer party to the Bank Loan Agreement or replacement thereof with “Bank”, “Bank” shall mean a bank of Borrower’s choosing.

“Bank Loan Agreement” is the Loan and Security Agreement between Borrower and Bank dated as of May 22, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of July 18, 2008, between Borrower and Bank, as further amended by a certain Second Loan Modification Agreement dated as of April 23, 2009, between Borrower and Bank, as further amended by a certain Third Loan Modification Agreement dated as of October 27, 2010, between Borrower and Bank, as further amended by a certain Fourth Loan Modification Agreement dated as of May 23, 2011, between Borrower and Bank, as further amended by a certain Joinder and Fifth Loan Modification Agreement dated as of September 29, 2011, between Borrower and Bank, as further amended by a certain Sixth Loan Modification Agreement dated as of May 9, 2012, between Borrower and Bank, as further amended by a certain Seventh Loan Modification Agreement dated as of September 4, 2012, between Borrower and Bank, as further amended by a certain Joinder and Eighth Loan Modification Agreement dated as of April 2, 2013, between Borrower and Bank, and as further amended by a certain Ninth Loan Modification Agreement dated as of September 9, 2013, between Borrower and Bank.

“Board” is Borrower’s Board of Directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lender approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lender may conclusively rely on such certificate unless and until such Person shall have delivered to Lender a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) certificates of deposit issued maturing no more than one (1) year after issue.

“Change of Control” means (i) a sale of all or substantially all of the assets of Yodle, in one transaction or a series of related transactions or (ii) a sale or other transfer of outstanding voting Equity Interests of Yodle, merger, consolidation, or recapitalization, in one transaction or a series of related transactions, that results in the existing holders of voting Equity Interests of Yodle (determined on an as-converted to common stock basis) immediately before such transaction(s) beneficially owning less than a majority of Yodle’s (or, in the case of a merger or consolidation, the surviving entity’s) outstanding voting Equity Interests (determined on an as-converted to common stock basis) as of immediately following such transaction or series of related transactions.

“Claims” are defined in Section 12.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the perfection, or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Common Stock” is the Company’s Common Stock, $.0002 par value per share.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness (excluding any trade payables to the extent such trade payables have been due and payable for less than one-hundred eighty (180) days), letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Lender pursuant to which Lender obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” is the occurrence of any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expense and non-cash impairment or other one-time non-cash accounting charges.

“Effective Date” is defined in the preamble of this Agreement.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, (excluding motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“First Lien Leverage Ratio” means with regard to any date of determination, the ratio of (A) as of the date of determination, Senior Debt (including any additional Indebtedness so proposed to be incurred and any Senior Debt that is secured by a lien that is permitted pursuant to clause (c) of the definition of Permitted Liens) to (B) EBITDA for the Test Period on a Pro Forma Basis.

“Foreign Currency” means lawful money of a country other than the United States.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Information Rights Agreement” is that certain Information Rights Agreement dated as of September 9, 2013, by and among Rogers Communications Inc. and Yodle.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, with respect to any other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), the purchase or other acquisition of all or substantially all of the assets of a Person or of assets constituting a business unit, a line of business or division of any Person, and any loan, advance or capital contribution to any Person.

“IP Agreements” are, collectively, those certain Intellectual Property Security Agreements executed and delivered by each Borrower to Lender dated as of September 9, 2013.

“Lender” is defined in the preamble hereof.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the IP Agreements, the Perfection Certificate, any subordination agreement between the holder of the subordinated debt thereunder, the Borrower and the administrative agent, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower, any guarantor and/or for the benefit of Lender in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment (taken as a whole) in the perfection or priority of Lender’s Lien in the Collateral (other than arising from the acts or omissions of Lender) that is not permitted under this Agreement, (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, or (c) a material impairment of the ability of Borrower to perform any of its obligations under the Loan Documents taken as a whole.

“Maturity Date” is the date that is four years from the Effective Date.

“MSA Amendment” is that certain Fifth Amendment to Master Services and Platform License Agreement, dated as of the Effective Date, by and between Rogers Communications Inc. and Yodle.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lender Expenses, and other amounts Borrower owes Lender now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Lender, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and its bylaws in current form each of the foregoing with all current amendments or modifications thereto.

“Other Junior Debt” is indebtedness incurred by Borrower that is either (a) unsecured or (b) subordinated to all of Borrower’s now or hereafter indebtedness to Lender (pursuant to a subordination, intercreditor, or other similar agreement in form satisfactory to Lender entered into between Lender and the other creditor) and a form executed between such other creditor and Bank will be deemed an acceptable form for Lender.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first calendar day of each month.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1(a).

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Lender under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Other Junior Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g) Permitted Senior Debt and Permitted Refinancing Indebtedness thereof; and

(h) extensions, refinancings, modifications, amendments and restatements of any items of (b) through (f) above, provided, that for any such extension, refinancing, modification, amendment or restatement of Permitted Indebtedness referred to in (c) above, such extended, refinanced, modified, amended, or restated Indebtedness must satisfy the requirements of the definition of Other Junior Debt (or otherwise be Permitted Indebtedness).

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents; and

(c) the purchase or other acquisition of all or substantially all of the assets of a Person or of assets constituting a business unit, a line of business or division of any Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that such Subsidiary shall become a party to this agreement as a Borrower by signing a joinder agreement in the form attached as Exhibit D hereto within thirty (30) days after the closing of such purchase or other acquisition.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, if they have no priority over any of Lender’s Liens;

(c) purchase money Liens or capital leases on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than five million dollars ($5,000,000) in the aggregate principal amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e) non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(f) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(g) Liens in connection with Permitted Senior Debt;

(h) Liens in connection with Other Junior Debt and

(i) Liens in connection with Investments covered by clause (c) of the definition of Permitted Investments.

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacing Indebtedness, except as otherwise permitted hereunder and (d) the terms and conditions (including interest rates and any prepayment premium, redemption or put provisions) of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Borrower than the terms and conditions of the Refinanced Indebtedness; Borrower shall deliver a certificate of the Borrower to the Lender prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions, of such Senior Debt or substantially final drafts of the documentation relating thereto, stating that the Refinanced Indebtedness qualifies as Permitted Refinancing Indebtedness.

“Permitted Senior Debt” means Senior Debt, provided that:

(a) prior to and immediately after giving effect to the incurrence thereof and to the use of the proceeds thereof, no Event of Default shall exist or result therefrom;

(b) such Senior Debt is not secured by any collateral not consisting of the Collateral;

(c) such Senior Debt is not guaranteed by any Person that does not also guarantee the Obligations;

(d) at the time of the incurrence of such Indebtedness, the aggregate principal amount of Senior Debt (including any additional Indebtedness so proposed to be incurred and any Senior Debt that is secured by a lien that is permitted pursuant to clause (c) of the definition of Permitted Liens) shall not exceed (z) the greater of (1) $31,847,826.09 and (2) any amount, provided that the First Lien Leverage Ratio does not exceed 3.5:1; and

(e) provided further, that notwithstanding anything in this definition to the contrary, Permitted Refinancing Indebtedness in respect of Permitted Senior Debt shall be Permitted Senior Debt without regard to the satisfaction of subsection (d) of this definition at the time of incurrence of such Permitted Refinancing Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Preferred Stock” is collectively, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred and the Series F Preferred.

“Pro Forma Basis” means, with respect to compliance with the incurrence test in the definition of Permitted Senior Debt at any date of determination, deeming all of the following events that have taken place (or are proposed to occur in connection with the incurrence of such Permitted Senior Debt) since the first day of the Test Period to have taken place on the first day of the Test Period: Investments or Asset Sales.

“ProfitFuel” is defined in the preamble hereof.

“Refinancing” is the repayment of the 2011 Term Loan (as defined in the Bank Loan Agreement) pursuant to the terms of the Bank Loan Agreement.

“Refinanced Indebtedness” is defined in the definition “Permitted Refinancing Indebtedness”.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Lender’s right to sell any Collateral.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Interest” is defined in Section 4.1(a).

“Senior Debt” means Indebtedness of the Borrower that is senior in right of payment and security to the Obligations.

“Series A Preferred” is defined in Section 5.10(a).

“Series B Preferred” is defined in Section 5.10(a).

“Series C Preferred” is defined in Section 5.10(a).

“Series D Preferred” is defined in Section 5.10(a).

“Series E Preferred” is defined in Section 5.10(a).

“Series F Preferred” is defined in Section 5.10(a).

“Subordination Agreement” is defined in Section 12.10.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lender.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Term Loan” is defined in Section 2.1.1(a).

“Test Period” means the four consecutive fiscal quarters of the Borrower then last ended for which financials have been delivered pursuant to Section 6.1(a)(i).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the product obtained by multiplying (i) the sum of the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Yodle” is defined in the preamble hereof.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

YODLE, INC.

By	/s/ Court Cunningham
Name:	Court Cunningham
Title:	Chief Executive Officer

PROFITFUEL, INC.

By	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Treasurer

LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC.

By	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Treasurer

LENDER:

ROGERS COMMUNICATIONS INC.

By	/s/ Melinda Rogers
Name:	Melinda Rogers
Title:	SVP Strategy and Development, RCI

By	/s/ Anthony Staffieri
Name:	Anthony Staffieri
Title:	Executive VP and Chief Financial Officer

[Signature page to Loan and Security Agreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

For purposes of this Exhibit A, any undefined term that is defined in the Code shall have the meaning that is ascribed to such term in the Code.

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EXHIBIT B

Loan Payment/Advance Request Form

Fax To:	Date:

LOAN PAYMENT:

Yodle, Inc., ProfitFuel, Inc., and Lighthouse Practice Management Group, Inc.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $	and/or Interest $
Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

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EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	ROGERS COMMUNICATIONS, INC.	Date:
FROM:	YODLE, INC. PROFITFUEL, INC. LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC.

The undersigned authorized officer of Yodle, Inc. and ProfitFuel, Inc., and Lighthouse Practice Management Group, Inc. (collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Lender (as amended, the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (2) there are no Events of Default continuing as of the last day of such period or as of the date hereof. Attached are the financial statements required to be delivered under Section 6.1(a) of the Agreement. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes applied (except that any unaudited financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto which may be required in accordance with GAAP). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements with Compliance Certificate	Quarter end within 45 days	Yes No
Annual financial statement (CPA Audited)	as soon as available	Yes No

The following are the exceptions with respect to the certifications above: (If no exceptions exist, state “No exceptions to note.”)

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YODLE, INC.	LENDER USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:

Date:
PROFITFUEL, INC.	Verified:
AUTHORIZED SIGNER

By:	Date:
Name:	Compliance Status Yes No
Title:

LIGHTHOUSE PRACTICE MANAGEMENT
GROUP, INC.

By:
Name:
Title:

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EXHIBIT D

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is entered into as of [            ], by and between [            ], a [            ] [            ] (the “New Borrower”), YODLE, INC., a Delaware corporation (“Yodle”), PROFITFUEL, INC., a Delaware corporation (“ProfitFuel”) and LIGHTHOUSE PRACTICE MANAGEMENT GROUP, INC., a Delaware corporation (“Lighthouse” and, together with Yodle and ProfitFuel, jointly, severally, individually and collectively the “Existing Borrower”), and ROGERS COMMUNICATIONS INC. (“Lender”).

1.	DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Existing Borrower is indebted to Lender pursuant to that certain Loan and Security Agreement dated as of September 9, 2013, between Existing Borrower and Lender, (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.	DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement, which, for the avoidance of doubt, includes the Intellectual Property Collateral as defined in those certain Intellectual Property Security Agreements dated as of September 9, 2013 between each Borrower and Lender.

3.	JOINDER TO LOAN AGREEMENT. The undersigned, [ ], a [ ] [ ] (hereinafter, the “New Borrower”, and, together with the Existing Borrower, jointly, severally, individually and collectively, the “Borrower”), hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents (the definition of which shall hereafter include this Joinder Agreement), as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence or Section 12.11 of the Loan Agreement, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations.

4.	REPRESENTATIONS AND WARRANTIES.

(a)	New Borrower hereby represents and warrants to Lender that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to Existing Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower; and

(b)	Borrower hereby represents and warrants to Lender that the representations and warranties contained in Sections 5.1(a), 5.1(b), 5.5, and 5.12 of the Loan and Security Agreement are true and correct on the date hereof.

5.	DELIVERY OF DOCUMENTS. New Borrower hereby agrees that the following documents shall be delivered to Lender prior to or concurrently with this Joinder Agreement, each in form and substance satisfactory to Lender:

A.	a certificate of the Secretary of New Borrower with respect to its certificate of incorporation, bylaws, incumbency and resolutions authorizing the execution and delivery of this Joinder Agreement;

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B.	a long form certificate of the [Secretary of State] of [ ] (certified within the prior 30 days, together with a “bringdown” verification thereof on the date of this Joinder Agreement) as to New Borrower’s existence and good standing and listing all applicable organizational documents filed by New Borrower with the [Secretary of State] of [ ];

C.	Certificates of Good Standing/Foreign Qualification, from each state in which New Borrower is authorized to do business;

D.	the results of UCC searches with respect to the Collateral for New Borrower indicating that there are no Liens, other than Permitted Liens;

E.	a Perfection Certificate for New Borrower;

F.	a favorable opinion letter (in a form substantially similar to the opinion concurrently provided to the lender(s) or agent under Permitted Senior Debt, substantially similar to the opinion provided in connection with the Loan Agreement, or otherwise reasonably satisfactory to Lender) from New Borrower’s counsel;

G.	an Intellectual Property Security Agreement for New Borrower; and

H.	such other documents as Lender may reasonably request.

6.	EXPENSES. Borrower shall also reimburse Lender for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

7.	RATIFICATION OF PERFECTION CERTIFICATE. All references to Existing Borrower’s “Perfection Certificate”, including, but not limited to those in Section 5.1 of the Loan Agreement, shall be deemed to refer to the Perfection Certificate executed by Existing Borrower and dated as of the date hereof.

8.	RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Lender, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9.	NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no known offsets, defenses, claims, or counterclaims against Lender with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any known offsets, defenses, claims, or counterclaims against Lender, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Lender from any liability thereunder.

10.	CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Joinder Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Obligations pursuant to this Joinder Agreement in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this Joinder Agreement shall constitute a satisfaction of the Obligations. It is the intention of Lender and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker will be released by virtue of this Joinder Agreement.

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11.	COUNTERPARTS. This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., e-mail) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER. New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that if for any reason Lender cannot avail itself of such courts in the State of New York, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH LENDER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE LENDER’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[The remainder of this page is intentionally left blank]

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This Joinder Agreement is executed as a sealed instrument as of the date first written above.

[NEW BORROWER:]	LENDER:

ROGERS COMMUNICATIONS INC.

By:	By:
Name:	Name:
Title:	Title:

BORROWER:	By:
Name:
YODLE, INC.	Title:

By:
Name:
Title:

PROFITFUEL, INC.

By:
Name:
Title:

LIGHTHOUSE PRACTICE
MANAGEMENT GROUP, INC.

By:
Name:
Title:

Schedule 7.9

Payments made under the Agreement and Plan of Merger, dated as of February 28, 2013, by and among Yodle, LH Merger Corp., Lighthouse Practice Management Group, Inc., the Shareholders (as defined therein), the Shareholder Beneficiaries (as defined therein), and Brian Smith as Representative, including without limitation any prepayment thereof.

Payments made in respect of the Subordinated Promissory Note, dated as of November 18, 2011, by and among Yodle and Stevens Ventures LP, including without limitation any prepayment thereof.